Imation Names Dr. Geoff Barrall to Board of Directors

OAKDALE, Minn – December 11, 2014 – Imation (NYSE:IMN), a global data storage and information security company, today announced that Dr. Geoff Barrall has been appointed to its board of directors, effective December 17, 2014. Dr. Barrall is the chief executive officer of Connected Data, creator of the world’s first peer to peer private storage devices.

“We are very pleased to welcome Geoff, a proven industry executive, to our board,” said L. White Matthews III, chairman of the board. “With more than 20 years of relevant experience working with high growth technology companies, Geoff will play a key role in helping to oversee Imation’s continued evolution into a global leader in high security data storage and solutions. His understanding of the storage landscape, deep operational experience and previous success with results-driven businesses will prove invaluable for the company moving forwards.”

Dr. Barrall, who founded two leading storage companies, has served in his current role since November 2011. Previously, Dr. Barrall held senior executive and board positions with Overland Storage, Data Robotics Inc. and BlueArc. Dr. Barrall was the Chief Technology Officer and Vice President of Engineering of Overland Storage, Inc., a global provider of unified data management and was the Chief Executive Officer and Board member of Drobo, Inc., a maker of data storage products. In these roles, Dr. Barrall contributed to product management, marketing strategies and I.T. initiatives that drove business objectives.

He currently serves as Chairman of the Board of Gridstore, Inc. and he has previously served on the boards of Nevex Virtual Technologies, Inc., Nexsan Corporation (prior to its acquisition by Imation) and Tacit Networks, Inc.

Dr. Barrall holds a BSc and Ph.D. in Cybernetics, both from the University of Reading, UK.

About Imation Corp.
Imation (NYSE: IMN) is a global data storage and data security company. Our products and solutions help organizations and individuals store, manage and protect their digital content. Imation’s storage and security portfolio includes Nexsan high-density, archive and solid-state optimized unified hybrid storage solutions; IronKey mobile security solutions that address the needs of professionals for secure data transport and mobile workspaces; and consumer storage solutions, audio products and accessories sold under the Imation, Memorex and TDK Life on Record brands. Imation reaches customers in more than 100 countries through a powerful global distribution network. For more information, visit www.imation.com.